UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2013

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Suite 1510 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 13, 2013, Peter A. Zorn resigned from his positions as Senior Vice President, Legal Affairs, General Counsel and Secretary of Targacept, Inc., effective September 30, 2013.

(e) Targacept has entered into a Transition Services Agreement with Mr. Zorn that will become effective on August 21, 2013, if not earlier revoked by Mr. Zorn in accordance with the terms of the agreement before the end of a statutory revocation period.

Pursuant to the agreement, Mr. Zorn will be available to Targacept as an independent contractor from October 1 through the remainder of 2013 to perform services as Targacept may reasonably request from time to time to facilitate an orderly transition, subject to limitations set forth in the agreement.

In exchange for Mr. Zorn’s agreement to provide the transition services, as well as a release and waiver and other customary terms, the agreement provides for Mr. Zorn to receive: $300 per hour of transition services performed; six months’ acceleration of vesting for unvested stock options (through March 31, 2014); and an extension of the period to exercise vested stock options to purchase an aggregate of 240,889 shares of Targacept’s common stock held as of the effective date of separation, with a weighted average exercise price per share of $11.82, until, with respect to each such stock option, the earlier of its stated expiration date or March 31, 2015.

The description of the terms of the agreement included in this Section 5.02(e) is qualified in its entirety by reference to the full text of the agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Transition Services Agreement dated August 13, 2013 between Targacept, Inc. and Peter A. Zorn.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: August 14, 2013	/s/ Stephen A. Hill
Stephen A. Hill
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Transition Services Agreement dated August 13, 2013 between Targacept, Inc. and Peter A. Zorn.